AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Rafael Arrillaga-Torréns, Jr.	Julie Tu - Investor Inquiries
Chairman, President and CEO	212/827-3776
787/751-7340

Yadira Mercado-Piñeiro	Marilynn Meek - General Inquiries
Executive Vice President, CFO	212/827/3773
787/751-7340

EUROBANK OPENS BRANCH IN CANÓVANAS, PR

San Juan, PR, September 6, 2005 - EuroBancshares, Inc. (Nasdaq: EUBK), parent company of Eurobank, today announced that Eurobank has opened a branch in the northeast section of Puerto Rico at Canóvanas. The new branch is located at State Road #3, Km.20. This brings the Bank’s total branches in Puerto Rico to 22.

Mr. Rafael Arrillaga-Torréns, Jr., Chairman, President and Chief Executive Officer of EuroBancshares commented, “We are most pleased to have broadened the Bank’s presence in Puerto Rico. This latest branch is part of our plan to open an additional four branches of the Bank within a convenient drive to a majority of the island’s population over the next two years.”

About EuroBancshares
EuroBancshares, Inc. is a diversified financial holding company headquartered in San Juan, Puerto Rico, offering a broad array of financial services through its wholly owned banking subsidiary, Eurobank; EBS Overseas, an international banking entity, and its wholly owned insurance agency, EuroSeguros.

Statements concerning future performance, events, expectations for growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, loan volumes, the ability to expand net interest margin, loan portfolio performance, the ability to continue to attract low-cost deposits, success of expansion efforts, competition in the marketplace and general economic conditions. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes included in EuroBancshares’ most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission as they may be amended from time to time. Results of operations for the most recent quarter are not necessarily indicative of operating results for any future periods. Any projections in this release are based on limited information currently available to management, which is subject to change. Although any such projections and the factors influencing them will likely change, the bank will not necessarily update the information, since management will only provide guidance at certain points during the year. Such information speaks only as of the date of this release. Additional information on these and other factors that could affect our financial results are included in filings by EuroBancshares with the Securities and Exchange Commission.

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